EXHIBIT 99.1

PRESS RELEASE

                                            The Brink’s Company
                                            1801 Bayberry Court
                                            P.O. Box 18100
                                            Richmond, VA 23226-8100 USA
                                                                                                                                                                        Tel. 804.289.9600
                                            Fax 804.289.9770

Contact:                                                                                                                                                                        FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY ACQUIRES BRAZILIAN SECURITY COMPANY

Purchase of Sebival Expands Brink’s Presence in Fast-Growing Market

RICHMOND, Va., January 8, 2009 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced that its Brazil-based subsidiary, Brink’s-Seguranca e Transporte de Valores Ltda., has acquired Sebival-Seguranca Bancaria Industrial e de Valores Ltda. and Setal Servicos Especializados, Tecnicos e Auxiliares Ltda. (“Sebival”) for approximately $50 million.  Headquartered in Campo Grande, Sebival is a leading provider of cash-in-transit (CIT) and payment processing services in midwestern Brazil.  The company employs 3,300 people and generates annual revenue of approximately $60 million.  Sebival was established in 1970 and has 20 branch locations.
Michael T. Dan, chairman, president and chief executive officer of The Brink's Company, said:  “The growing Brazilian cash services market increasingly favors larger, more stable companies that provide value-added services.  Sebival, with its strong management team and high-quality reputation, is an excellent fit for Brink’s that complements our already substantial presence in southern and eastern Brazil.  This acquisition, which we expect to be slightly accretive to earnings in 2009, enables us to accelerate profitable growth in one of the world’s largest CIT markets.”

About The Brink’s Company
The Brink's Company (NYSE: BCO) is the world's premier provider of secure transportation and cash management services. For more information, please visit the Brink's website at http://www.brinkscompany.com/ or call toll- free 877.275.7488.

Forward-Looking Statements
This release contains forward-looking information regarding the purchase of Sebival and its anticipated impact on The Brink’s Company.  Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes," "may," "should" and similar expressions may identify forward-looking information. This forward-looking information is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company, include but are not limited to, future market conditions in Brazil, liabilities arising from the acquired operations, and other factors. Additional risks, uncertainties and contingencies are discussed by The Brink’s Company in its filings with the United States Securities & Exchange Commission, including its most recent Form 10-K and Form 10-Q. All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies.

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